EXHIBIT 99.1

Harsco Reports Record First Quarter Sales and EPS From Continuing Operations

      -- First quarter diluted EPS from continuing operations up 34%
         to a record $0.55
      -- First quarter sales up 15% to a record $640 million
      -- First quarter actions include declaration of Company's 220th consecutive cash dividend
      -- Company refines its full-year 2005 guidance for diluted
         EPS from continuing operations to $3.10 to $3.15 from
         previous $3.05 to $3.15

HARRISBURG, Pa., April 21, 2005 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record diluted earnings per share (EPS) from continuing operations of $0.55 in the first quarter of 2005, an increase of 34 percent from $0.41 in the first quarter of 2004. Income from continuing operations was $23.1 million, compared with $16.9 million last year, an increase of 37 percent. Overall operating margins improved by 80 basis points to 7.4 percent in the first quarter 2005 from 6.6 percent in last year's comparable period. First quarter sales totaled $640 million, also a record, up 15 percent from sales of $556 million in the same period last year. Positive foreign currency translation contributed approximately $16 million to this year's first quarter sales and $1.3 million to pre-tax income.

Commenting on the Company's performance, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "We are pleased with the growth of our operations in the first quarter of 2005. Led especially by strong performance from our Access Services and Engineered Products and Services businesses, three of our four major operating groups achieved solid growth in both sales and operating income to begin the year.

"Cash flow from operations, an important foundation of Harsco's growth strategy, grew again in the first quarter, underscoring our capacity for increased growth investment initiatives and consistent stockholder reward, as reflected in the declaration of our 220th consecutive cash dividend to Harsco stockholders.

"Through our continuing transformation as a leading global industrial services company, Harsco is demonstrating the broad operating and geographic balance that underpins our stated growth objectives. We expect the positive growth momentum that began in the latter part of 2003 to continue throughout 2005."

First Quarter Business Review

Mill Services

Sales in the first quarter increased nearly 14 percent to $269 million, up from $236 million in last year's first quarter. Organic growth was responsible for $22 million of the increase, or approximately 9 percent, while positive foreign currency translation contributed $10 million, or approximately 5 percent. Operating income for the quarter rose 7 percent to $27.0 million, up from $25.3 million in the first quarter of last year. Positive foreign currency translation increased operating income by approximately $1.2 million. Operating margins declined by 60 basis points to 10.1 percent from 10.7 percent in the same period last year, reflecting the impact of higher fuel costs, the timing of equipment maintenance costs at certain mill sites, and to a lesser degree the delayed start-up of a new contract at a major mill site. These impacts were somewhat offset by improved margins at certain other mill sites, reflecting higher volumes from customers, the addition of new contracts, as well as ongoing operating efficiencies.

The Company expects its Mill Services margins to improve in future quarters and for the full year as fuel escalation clauses at some mills become effective on the respective contract anniversary dates throughout 2005, maintenance costs become more normalized, and the full commissioning of a major contract start-up occurs by the middle of the year. Additionally, margins are also expected to improve due to ongoing Six Sigma operating efficiencies and new investments.

According to the International Iron and Steel Institute (IISI), global steel production for the first quarter of 2005 increased by 6.5 percent compared with this time last year. Excluding China, steel production has grown approximately 1 percent year-to-date. Any temporary production slowdown that may occur at certain mill sites is expected to be mitigated through further contract signings and by the breadth of the Company's Mill Services operations, which encompass approximately 160 mills in over 30 countries worldwide. Approximately 80 percent of the Company's Mill Services revenues are generated outside the United States.

Access Services

First quarter sales increased more than 16 percent to $184 million from $158 million last year. Organic sales growth contributed $21 million, or approximately 13 percent, while positive foreign currency translation increased sales by some $5 million, or approximately 3 percent. Sales from international operations grew by more than 17 percent, while North America sales were up some 13 percent. Operating income almost tripled to $9.4 million in the first quarter, up from $3.4 million last year. Positive foreign currency translation contributed just $0.1 million of this gain in operating income. International operations posted a 200 percent increase in income, while results from North America showed a 125 percent improvement. Operating margins increased by 290 basis points to 5.1 percent in the first quarter of 2005, the seasonally slowest quarter, from 2.2 percent in the comparable period last year.

The quarter's significantly improved operating performance reflects continued strong rental and sale activity in the Middle East and other international locations, as well as increased rental and sale volumes in North America, supported by an approximately 3 percent improvement in rental rates in the U.S. compared with the same period last year.

Despite some weather-related slowdowns in the U.S. non-residential construction market during the first quarter, the outlook for this segment remains positive for the remainder of 2005. In the Company's U.S. operations, rental equipment on the job is at its highest level since 2001. In addition, a strategic sourcing initiative taken jointly with the Company's international Access Services business is yielding meaningful product cost reductions in several key rental product lines, and several strategic alliances are being considered to further boost profitability.

The overall market outlook remains positive as well. Although industry sources have trimmed their forecasts for U.S. non-residential construction growth from 5 percent to 4 percent for the year in constant terms, due to the first quarter's severe weather conditions on the West Coast, the remainder of the year is forecasted to improve as previously predicted. Important to the Company's U.S. operations, new office building and hotel starts are still expected to see double-digit growth in 2005.

Engineered Products and Services ("All Other")

Sales in the first quarter increased 25 percent to $106 million from $85 million last year. Operating income increased to $9.0 million, up 47 percent from $6.2 million in the first quarter of last year. Positive foreign currency translation in the quarter increased sales and operating income by approximately $0.2 million. Operating margins improved to 8.5 percent, up some 120 basis points from 7.3 percent last year.

Four of the five operating units in this business group registered increased sales in the first quarter over last year, while all five units showed year-over-year improvements in operating income and margins.

The outlook for the Engineered Products and Services group remains positive for the remainder of 2005. Product backlogs remain strong and well ahead of last year's comparable period. In the railway Track Technologies unit, the year has started positively for repair part sales, while the Company's state-of-the-art rail track grinding activities are gaining wider acceptance. New order and contract services bidding activity remains strong. The IKG industrial grating products business is continuing the positive turnaround it began in the latter part of 2003, and the Air-X-Changers air cooled heat exchanger business anticipates continuing strong demand for its products for the balance of the year.

Gas Technologies

Sales in the first quarter were up 6 percent to $82 million from just under $78 million last year. Operating income of $2.1 million was down 32 percent from last year's $3.1 million and operating margins declined to 2.6 percent in the first quarter from 4.0 percent in the first quarter of last year. The effect of foreign currency translation was not material.

The cryogenics, cylinders and composite tank businesses all posted improved sales and income in the first quarter. This positive performance was more than offset by the propane and valve businesses. As expected, propane product line results were below the first quarter of 2004 due to the pre-buying that occurred in last year's first quarter in anticipation of future price increases. Decreased valve sales and higher operating costs also contributed to the lower performance in this year's first quarter.

Despite the lower first quarter results, full year 2005 performance is still expected to be ahead of 2004. Overall product backlogs at March 31, 2005 are above this time last year, as well as year-end December 31, 2004. Price increases are being initiated to cover rising commodity costs, while further market share gains are expected in several product lines. In addition, full-year results for the propane product line are expected to be only slightly below last year's record pace.

General Corporate

The effective income tax rate from continuing operations for the first quarter of 2005 was 32.3 percent, compared with 31.0 percent in the first quarter of last year. The Company estimates that its full-year effective tax rate for 2005 will be in the area of 32 percent. The increased tax rate in 2005 over 2004 is primarily the result of the expiration of several foreign tax holidays.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first quarter of 2005 was $48 million, a 49 percent increase over the $32 million for the comparable period last year. Net cash used by investing activities was $58 million, a 28 percent increase over the $45 million last year. The increased cash usage was due primarily to higher capital expenditures for organic growth initiatives.

During the first quarter, the Company's debt position was essentially unchanged from that of the previous year-end, and the Company's debt-to-capital ratio of 40.6 percent was the same as at year-end.

Further gains were made in the quarter in the Company's efforts to increase stockholder value, with improved Economic Value Added (EVA(r)) recorded in seven of the Company's nine operating units compared with the first quarter of last year.

Outlook

The improved results in the first quarter of 2005 provide a solid start toward the Company's stated objective of double-digit EPS growth from continuing operations. As such, the Company is fine-tuning its full year guidance for earnings from continuing operations to $3.10 to $3.15 per diluted share, from the previous range of $3.05 to $3.15 per diluted share. This guidance includes the effect of the change in the Company's outlook for its full year 2005 effective tax rate to 32 percent from the previously estimated 31 percent.

For the 2005 second quarter, the Company is forecasting earnings from continuing operations in the range of $0.81 to $0.85 per diluted share, an 8 to 13 percent increase over the $0.75 in the second quarter of 2004.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 4670286.

About Harsco

Harsco Corporation is a diversified, global industrial services and engineered products company. Harsco's market-leading businesses provide mill services, access services, gas containment and control technologies, and engineered products and services to customers worldwide. The company employs 18,500 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

The Harsco Corporation logo is available at: http://media.primezone.com/prs/single/?pkgid=361

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                               Three Months Ended
                                                    March 31
 (In thousands, except per share amounts)        2005       2004

 -------------------------------------------------------------------
 Revenues from continuing operations:
 Service sales                                $469,573     $405,907
 Product sales                                 170,488      150,366
 ------------------------------------------------------------------
 Total revenues                                640,061      556,273
 -------------------------------------------------------------------
 Costs and expenses from continuing
 operations:
  Cost of services sold                         352,405      304,792
  Cost of products sold                         141,242      124,196
  Selling, general and
   administrative expenses                       97,037       88,004
  Research and development
   expenses                                         659          705
  Other expenses                                  1,442        1,620
 --------------------------------------------------------------------
 Total costs
  and expenses                                  592,785      519,317
 ---------------------------------------------------------------------
 Operating income from
  continuing operations                          47,276       36,956

 Equity in income of
  unconsolidated
  entities, net                                      79           97
 Interest income                                    577          714
 Interest expense                               (10,443)     (10,282)
 ---------------------------------------------------------------------
 Income from continuing
  operations before income
  taxes and minority interest                    37,489       27,485

 Income tax expense                             (12,109)      (8,527)
 ---------------------------------------------------------------------
 Income from continuing
  operations before
  minority interest                              25,380       18,958

 Minority interest
  in net income                                  (2,327)      (2,101)
 ---------------------------------------------------------------------
 Income from continuing operations               23,053       16,857
 ---------------------------------------------------------------------
 Discontinued operations:

 Income/(loss) from
  operations of discontinued
  business                                          (26)          10
 Loss on disposal
  of discontinued
  business                                           (9)        (147)
 Income related to
  discontinued defense
  business                                           38          224
 Income tax expense                                  (1)         (20)
 --------------------------------------------------------------------
 Income from discontinued operations                  2           67
 --------------------------------------------------------------------
 Net Income                                     $23,055      $16,924
 ====================================================================

 Average shares of common stock
 outstanding                                     41,503       40,937

 Basic earnings per common share:

 Continuing operations                            $0.56        $0.41
 Discontinued operations                              -            -
 --------------------------------------------------------------------
 Basic earnings per common share                  $0.56        $0.41
 ====================================================================

 Diluted average shares of common
  stock outstanding                              41,978       41,461

 Diluted earnings per common share:
  Continuing operations                           $0.55        $0.41
  Discontinued operations                             -            -
 =====================================================================
 Diluted earnings per common share                $0.55        $0.41
 =====================================================================

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                              March 31   December 31
 (In thousands)                                 2005          2004
 --------------------------------------------------------------------
 ASSETS
 Current assets:

 Cash and cash
  equivalents                                   $78,405      $94,093
 Accounts receivable,
  net                                           535,649      555,191
 Inventories                                    247,816      217,026
 Other current assets                            55,821       58,614
 --------------------------------------------------------------------
 Total current assets                           917,691      924,924
 --------------------------------------------------------------------
 Property, plant and
  equipment, net                                923,888      932,298
 Goodwill, net                                  425,272      433,125
 Other assets                                    98,079       98,477
 Assets held for sale                               916          932
 --------------------------------------------------------------------
 Total assets                                $2,365,846   $2,389,756
 ====================================================================

 LIABILITIES
 Current liabilities:
  Short-term borrowings                         $38,260      $16,145
  Current maturities
   of long-term debt                             13,825       14,917
  Accounts payable                              217,431      220,322
  Accrued compensation                           48,905       63,776
  Income taxes                                   38,990       40,227
  Dividends payable                              12,473       12,429
  Other current liabilities                     210,832      210,581
 --------------------------------------------------------------------
 Total current liabilities                      580,716      578,397
 --------------------------------------------------------------------
 Long-term debt                                 570,921      594,747
 Deferred income taxes                           99,171       95,702
 Insurance liabilities                           56,041       53,960
 Retirement plan
 liabilities                                     96,057       97,586
 Other liabilities                               49,616       54,483
 Liabilities associated
  with assets held
  for sale                                          657          691
 --------------------------------------------------------------------
 Total liabilities                            1,453,179    1,475,566
 --------------------------------------------------------------------

 STOCKHOLDERS' EQUITY
 Common stock                                    85,071       84,889
 Additional paid-in capital                     146,773      139,532
 Accumulated other
  comprehensive expense                        (145,513)    (127,491)
 Retained earnings                            1,431,214    1,420,637
 Treasury stock                                (603,357)    (603,377)
 Unearned stock-based
  compensation                                   (1,521)         -
 --------------------------------------------------------------------
 Total stockholders'
  equity                                        912,667      914,190
 --------------------------------------------------------------------
 Total liabilities
  and stockholders'
  equity                                     $2,365,846    2,389,756
 ====================================================================

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                                  Three Months Ended
                                                       March 31
 (In thousands)                                   2005         2004
 --------------------------------------------------------------------

 Cash flows from operating activities:
 Net income                                     $23,055      $16,924
 Adjustments to reconcile net income to
  net cash provided (used) by
  operating activities:
   Depreciation                                  48,760       43,972
   Amortization                                     660          552
   Equity in income
    of unconsolidated
    entities, net                                   (79)         (97)
   Dividends or distributions
    from unconsolidated entities                    -            456
  Other, net                                      3,818        3,122
  Changes in assets and liabilities,
   net of acquisitions and dispositions of
   businesses:
    Accounts receivable                           9,129      (21,329)
    Inventories                                 (32,633)     (15,590)
    Accounts payable                                593       (3,424)
    Accrued interest payable                      5,374        5,277
    Accrued compensation                        (13,512)      (3,565)
    Other assets and liabilities                  2,978        6,077
 --------------------------------------------------------------------
 Net cash provided
  by operating activities                        48,143       32,375
 --------------------------------------------------------------------

 Cash flows from
 investing activities:
 Purchases of
 property, plant
 and equipment                                  (58,301)     (46,539)
 Purchase of
 businesses, net
 of cash acquired                                   -         (434)
 Proceeds from
 sale of assets                                     358        1,818
 --------------------------------------------------------------------
 Net cash used by
 investing activities                           (57,943)     (45,155)
 --------------------------------------------------------------------
 Cash flows from financing activities:
 Short-term
  borrowings, net                                25,909        2,172
 Current maturities and
  long-term debt:
   Additions                                     24,521       41,787
   Reductions                                   (41,752)     (24,471)
 Cash dividends paid on
  common stock                                  (12,434)     (11,247)
 Common stock
  issued-options                                  4,410        3,493
 Other financing
  activities                                     (2,343)         (85)
 --------------------------------------------------------------------
 Net cash provided
  (used) by financing
  activities                                     (1,689)      11,649
 --------------------------------------------------------------------

 Effect of exchange
  rate changes on cash                           (4,199)        (234)
 --------------------------------------------------------------------
 Net decrease in cash
  and cash equivalents                          (15,688)      (1,365)

 Cash and cash
  equivalents at
  beginning of period                            94,093       80,210
 --------------------------------------------------------------------
 Cash and cash
  equivalents at
  end of period                                 $78,405      $78,845
 ====================================================================

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                        Three Months Ended         Three Months Ended
                          March 31, 2005             March 31, 2004

                                   Operating               Operating
                      Sales      Income (loss)   Sales   Income (loss)
 ---------------------------------------------------------------------

 Mill
  Services
  Segment            $268,635      $27,001      $236,293      $25,250

 Access
  Services
  Segment             183,577        9,366       157,807        3,400

 Gas
  Technologies
  Segment              82,134        2,097        77,562        3,088

 Engineered
  Products and
  Services
  ("all other")
  Category            105,715        9,031        84,611        6,163

 General
  Corporate                 -         (219)            -         (945)
 ---------------------------------------------------------------------

 Consolidated
  Totals             $640,061      $47,276      $556,273      $36,956
 =====================================================================

CONTACT:  Harsco Corporation
          Media:
          Kenneth Julian
          (717) 730-3683
          kjulian@harsco.com

          Investor Contact:
          Eugene M. Truett
          (717) 975-5677
          etruett@harsco.com